UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

UROLOGIX, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1697237
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14405 21st Avenue North
Minneapolis, Minnesota 55447
(Address of principal executive offices and zip code)

____________________________

Urologix, Inc. 2012 Stock Incentive Plan

(Full Title of the Plan)

____________________________

Copy to:
Gregory J. Fluet	April Hamlin
Interim Chief Executive Officer	Charles P. Moorse
Urologix, Inc.	Lindquist & Vennum, PLLP
14405 21st Avenue North	4200 IDS Center
Minneapolis, Minnesota 55447	80 South 8th Street
(763) 475-1400	Minneapolis, Minnesota 55402
(612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,600,000	$0.70	$1,120,000	$152.77

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices per share of the Company’s Common Stock on The Nasdaq Stock Market on December 12, 2012.

PART I

Pursuant to the note to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement and documents containing the information specified in such Part I have been delivered to participants as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended June 30, 2012;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;

(c)	Definitive Proxy Statement dated October 5, 2012 for the Urologix, Inc. 2012 Annual Meeting of Shareholders held on November 16, 2012;

(d)	The Company’s Current Reports on Form 8-K dated November 16, 2012, November 20, 2012 and November 30, 2012;

(e)	The description of the Company’s common stock contained in its Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed to update such description filed subsequent to the date hereof and prior to the termination of the offering of the common stock offered hereby.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the completion or termination of this offering of shares of Common Stock will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of these documents.

Item 4.	Description of Securities.

The description of the Company’s Common Stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Statutes and Section 5.1 of the Company’s Amended and Restated Bylaws, as amended, require, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the Company against judgments, penalties and fines (including attorneys’ fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the Company, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subdiv. 3, of the Minnesota Statutes requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court. The Company also maintains an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit

4.1	Urologix, Inc. 2012 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders held on November 16, 2012)
5.1	Opinion of Lindquist & Vennum PLLP
23.1	Consent of Lindquist & Vennum PLLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 14, 2012.

UROLOGIX, INC.

By	/s/ Gregory J. Fluet
Gregory J. Fluet, Interim Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Urologix, Inc., hereby constitute and appoint Gregory J. Fluet and Brian J. Smrdel, or either of them, with power to act one without the other, as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 14, 2012.

/s/ Gregory J. Fluet	Interim Chief Executive Officer
Gregory J. Fluet	(principal executive officer)

/s/ Brian J. Smrdel	Chief Financial Officer (principal financial
Brian J. Smrdel	and accounting officer)

/s/ Mitchell Dann	Director
Mitchell Dann

/s/ Christopher R. Barys	Director
Christopher R. Barys

/s/ Sidney W. Emery, Jr.	Director
Sidney W. Emery, Jr.

/s/ Patrick D. Spangler	Director
Patrick D. Spangler